Exhibit 10.112

CENTRAL ENERGY PARTNERS LP

2014 LONG-TERM INCENTIVE PLAN

RESTRICTED COMMON UNIT OPTION AGREEMENT

FOR

OFFICERS

This Restricted Common Unit Option Agreement (this “Agreement”) is made and entered into by and between CENTRAL ENERGY PARTNERS LP, a Delaware limited partnership (the “Partnership”), and _________________________ (the “Officer”). This Agreement is entered into as of the ___ day of ______, 2014 (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.

WITNESSETH:

WHEREAS, the Partnership has adopted the CENTRAL ENERGY PARTNERS LP 2014 LONG-TERM INCENTIVE PLAN (the “Plan”) to attract, retain and motivate employees, officers, directors and consultants; and

WHEREAS, the Board of Directors of Central Energy GP LLC, the sole general partner of the Partnership (the “Board”), has approved the recommendation of its Compensation Committee (the “Committee”) to grant employees and officers of Central Energy GP LLC (the “General Partner”) and any other entity which is an affiliate (within the meaning of such term under the Exchange Act and the rules promulgated thereunder) of the Partnership and the General Partner (collectively, the “Partnership Entities”) restricted Common Units of the Partnership as part of their compensation for services performed for the Partnership Entities ; and

WHEREAS, the Board has approved the recommendation of the Committee to grant to the Officer an option to acquire Common Units of the Partnership on the terms and conditions set forth in this Agreement (the “Unit Option”)

NOW, THEREFORE, in consideration of the Officer’s agreement to continue providing services to the Partnership Entities, the Partnership and the Officer agree as follows:

SECTION 1. Grant.

The Partnership hereby grants to the Officer an option to purchase up to _____________ Common Units of the Partnership (“Common Unit”) at an exercise price established by the final trade price of a Common Unit on the Date of Grant or, if no trade occurred on the Date of Grant, the average bid and asked price on that date as quoted by OTC Pink, expiring on the fifth anniversary of the Date of Grant (the “Unit Option”), subject to the terms and conditions set forth in the Plan, which is incorporated herein by reference, and in this Agreement, including, without limitation, those restrictions described in Section 2 (the “Restricted Units”).

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The grant of the Unit Option is made in consideration of the services to be rendered by the Officer to the Partnership Entities. The Unit Option shall become vested and exercisable with respect to the Restricted Units in accordance with the vesting schedule set forth in Section 4 until the Unit Option is 100% vested. The Unit Option will expire on the Expiration Date set forth above, or earlier as provided in this Agreement or the Plan.

SECTION 2. Restricted Units.

The Restricted Units are restricted in that they may be forfeited to the Partnership and in that they may not, except as otherwise provided in Section 5, be transferred or otherwise disposed of by the Officer until such restrictions are removed or expire as described in Section 4 of this Agreement. The Partnership shall issue in the Officer’s name the Restricted Units and shall retain the Restricted Units until the restrictions on such Restricted Units expire or until the Restricted Units are forfeited as described in Section 4 of this Agreement. The Officer agrees that the Partnership will hold the Restricted Units pursuant to the terms of this Agreement until such time as the Restricted Units are either delivered to the Officer or forfeited pursuant to this Agreement.

[SECTION 3. Rights of Officer; Unit Distribution Rights.

Effective as of the Date of Grant, the Officer shall be treated for all purposes as a Unitholder with respect to all of the Restricted Units granted to him pursuant to Section 1 (except that the Officer shall not be treated as the owner of the Restricted Units for federal income tax purposes until the Restricted Units vest (unless the Officer makes an election under section 83(b) of the Code, in which case the Officer shall be treated as the owner of the Restricted Units for all purposes on the Date of Grant)) and shall, except as provided herein, have all of the rights and obligations of a Unitholder with respect to all such Restricted Units, including any right to vote with respect to such Restricted Units and to receive any UDRs thereon if, as, and when declared and paid by the Partnership. Notwithstanding the preceding provisions of this Section 3, the Restricted Units shall be subject to the restrictions described herein, including, without limitation, those described in Section 2.]

SECTION 4. Forfeiture and Expiration of Restrictions.

(a) Vesting Schedule. Subject to the terms and conditions of this Agreement, the restrictions described in Section 2 shall lapse and the Restricted Units shall become vested and non-forfeitable (“Vested Units”), provided the Officer has continuously provided services to the Partnership Entities, without interruption, from the Date of Grant through each applicable vesting date (each, a “Vesting Date”), in accordance with the following schedule:

Vesting Date	Cumulative Vested Percentage

On ______________, 2015	33%
On ______________, 2016	66%
On ______________, 2017	100%

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(b) Termination of Service.

(i) Termination For Cause or Without Good Reason. If, at any time prior to the final Vesting Date, the Officer ceases providing services to the Partnership Entities by reason of the Officer’s voluntary termination of service without Good Reason or if the Officer’s service relationship is terminated by a Partnership Entity for Cause, then all Restricted Units granted pursuant to this Agreement that have not yet vested as of the date of the Officer’s termination shall become null and void as of the date of such termination, shall be forfeited to the Partnership and the Officer shall cease to have any rights with respect thereto; provided, however, that the portion, if any, of the Restricted Units for which forfeiture restrictions have lapsed as of the Officer’s date of termination shall survive.

(ii) Termination due to Death or Disability. If, at any time prior to the final Vesting Date, the Officer ceases providing services to the Partnership Entities by reason of the Officer’s death or Disability, then all Restricted Units granted pursuant to this Agreement that remain unvested as of the date of the Officer’s termination shall immediately become fully vested and non-forfeitable as of the date of such termination.

(iii) Termination Without Cause or For Good Reason. If, at any time prior to the final Vesting Date, the Officer ceases providing services to the Partnership Entities by reason of a termination of the Officer’s services by the Officer for Good Reason or by a Partnership Entity without Cause, then all Restricted Units granted pursuant to this Agreement that remain unvested as of the date of the Officer’s termination shall immediately become fully vested and non-forfeitable as of the date of such termination.

(c) Termination Following a Change of Control. In the event of termination of the Officer’s service relationship with the Partnership Entities by the Officer for Good Reason or by a Partnership Entity without Cause, in either case within two (2) years following a Change of Control and prior to the final Vesting Date, all restrictions described in Section 2 shall lapse and all Restricted Units granted pursuant to this Agreement shall become immediately vested and non-forfeitable.

(d) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) Cause. The term “Cause” means (A) a determination made in good faith by two-thirds (2/3) of the Board that the Officer (1) failed to perform the duties assigned to him by the Chief Executive Officer [the Board] and such failure has continued for thirty (30) days following delivery by the appropriate Partnership Entity of written notice to the Officer of such failure, (2) has engaged in acts or omissions against one or more Partnership Entities constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance, or (3) has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of a Partnership Entity; or (B) the Officer has been convicted of a felony or misdemeanor involving moral turpitude. Notwithstanding anything contained herein or in the Plan to the contrary, no failure to perform by the Officer after a notice of termination is given shall constitute Cause.

(ii) Change of Control. “Change of Control” means, the occurrence of one of the following:

(A) the consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any “person” or “group” (within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act) such that afterwards such person or group has 40% or more of either (i) the then outstanding common equity securities of the Partnership (the “Outstanding Equity”) or (ii) the combined voting power of the then outstanding voting securities of the Partnership (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (A), the following transactions shall not constitute a Change of Control: (1) any acquisition directly from the Partnership, (2) any acquisition by the Partnership, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Partnership Entities or any of its affiliates, or (4) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) or (3) of subsection (D) below; or

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(B) the acquisition of beneficial ownership by any person or group of 40% or more of the combined voting power of the then outstanding voting securities of the General Partner (the “GP Outstanding Voting Securities”); provided, however, that for purposes of this subsection (B), the following transactions shall not constitute a Change of Control: (1) any acquisition by the Partnership Entities or any of their respective affiliates, (2) any transaction that is subject to subsection (D) below, or (3) any acquisition of beneficial ownership of GP Outstanding Voting Securities solely by virtue of an acquisition of Outstanding Equity or Outstanding Voting Securities; or

(C) the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership; or

(D) the consummation of a reorganization, merger or consolidation involving the Partnership or a sale or other disposition by the Partnership of all or substantially all of its assets or an acquisition of assets of another entity (a “Business Combination ”), in each case, unless following such Business Combination: (1) the Outstanding Equity and Outstanding Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities that represent or are convertible into more than 50% of, respectively, the then outstanding equity securities and the combined voting power of the then outstanding voting securities, as the case may be, of the entity resulting from such Business Combination or the resulting public parent thereof (including, without limitation, any entity that as a result of such transaction owns the Partnership, or all or substantially all of the assets of the Partnership either directly or through one or more subsidiaries), as the case may be; (2) no Person (excluding any employee benefit plan (or related trust) of the Partnership or the entity resulting from the Business Combination or the resulting public parent thereof, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding equity securities of the entity resulting from such Business Combination or the resulting public parent thereof, as the case may be, or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed with respect to the Partnership prior to the Business Combination; and (3) at least a majority of the members of the board of directors or similar governing entity of the entity resulting from such Business Combination or the resulting public parent thereof, as the case may be, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; provided, however, that clauses (1), (2) and (3) of this subsection (D) shall not apply if the entity resulting from the Business Combination or the resulting public parent thereof, as the case may be, is a limited partnership unless 100% of the combined voting power of the voting securities of the general partner thereof is owned, directly or indirectly, by such limited partnership; or

(E) individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board.

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(iii) Disability. The term “Disability” means (A) that the Officer is entitled to receive long-term disability benefits under the Partnership’s long-term disability plan, or (B) if there is no such plan, the Officer’s inability, due to a physical or mental impairment of sufficient severity that, in the opinion of the Board, the Officer is unable to continue performing the duties and responsibilities assigned to the Officer prior to such impairment.

(iv) Good Reason. The term “Good Reason” means the occurrence of any of the following events or conditions: (A) a change in the Officer’s status, title, position or responsibilities (including reporting responsibilities) which represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto, the assignment to the Officer of any duties or responsibilities that are inconsistent with such status, title, position or responsibilities, or any removal of the Officer from or failure to reappoint or re-elect the Officer to any of such positions, except in connection with the termination of the Officer’s services for Cause, due to the Officer’s Disability or death, or by the Officer voluntarily without Good Reason, (B) a reduction in the Officer’s annual base salary that is not mutually agreed by the Officer and a Partnership Entity, (C) the failure by the Partnership Entities to continue in effect any material compensation or benefit plan in which the Officer was participating as of the Date of Grant or to provide the Officer with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately prior to the Date of Grant (or as in effect following the Date of Grant, if greater), (D) any material breach by a Partnership Entity of any provision of the Plan or of any provision of the Officer’s employment agreement, if any, or (E) any purported termination of the Officer’s employment for Cause by a Partnership Entity that does not otherwise comply with the terms of the Plan, this Agreement or the Officer’s employment agreement, if any. In the case of the Officer’s allegation of Good Reason. The Officer shall provide notice to the Committee of the event alleged to constitute Good Reason within 90 days of the occurrence of such event, and the Partnership Entities shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation from the Officer.

SECTION 5. Limitations on Transfer.

The Officer agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Restricted Units hereby acquired prior to the applicable Vesting Dates, including pursuant to a domestic relations order issued by a court of competent jurisdiction, unless such transfer is expressly approved in writing by the Committee. Any attempted disposition of the Restricted Units in violation of the preceding sentence shall be null and void.

SECTION 6. Non-Transferability of Agreement.

This Agreement and all rights under this Agreement shall not be transferable by the Officer other than by will or pursuant to applicable laws of descent and distribution. Any rights and privileges of the Officer in connection herewith shall not be transferred, assigned, pledged or hypothecated by the Officer or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, the Restricted Units shall automatically be forfeited.

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SECTION 7. Adjustment of Restricted Units.

(a) In order to prevent dilution of the purchase rights granted under this Agreement, the Exercise Price and the number of Restricted Units issuable upon exercise of the Unit Option shall be subject to adjustment from time to time as provided in this subsection. If the Partnership shall, at any time or from time to time after the Date of Grant, (i) make a distribution upon the Common Units or a dividend upon any other securities of the Partnership, which distribution or dividend is payable in the form of n Units or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding Common Units into a greater number of units, the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Restricted Units issuable upon exercise of the Unit Option shall be proportionately increased. If the Partnership at any time combines (by combination, reverse stock split or otherwise) its outstanding Common Units into a smaller number of units, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Restricted Units issuable upon exercise of the Unit Option shall be proportionately decreased. Any adjustment under this subsection shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b) In the event of any (i) capital reorganization of the Partnership, (ii) reclassification of the Common Units or other securities of the Partnership (other than as a result of a unit dividend or subdivision, split-up or combination of units), (iii) consolidation or merger of the Partnership with or into another Person, (iv) sale of all or substantially all of the Partnership's assets to another Person, or (v) other similar transaction (other than any such transaction covered by subsection (a) above, in each case which entitles the holders of Common Units to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Units, this Agreement shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Restricted Units then exercisable under this Agreement, be exercisable for the kind and number of units or other securities or assets of the Partnership or of the successor Person resulting from such transaction to which the Officer would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction as if the Officer had exercised the Unit Option granted by this Agreement in accordance with its terms immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Restricted Units then issuable hereunder as a result of such exercise; and, in such case, appropriate adjustment (consistent with adjustments made for the benefit of holders of the Common Units) shall be made with respect to the Officer's rights under the Unit Option granted by this Agreement to insure that the provisions of this subsection (b) shall thereafter be applicable, as nearly as possible, to this Agreement in relation to any units, securities or assets thereafter acquirable upon exercise of the Unit Option set forth in this Agreement. The provisions of this subsection shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Partnership shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Partnership) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Agreement and satisfactory to the Officer, the obligation to deliver to the Officer such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Officer shall be entitled to receive upon exercise of the Unit Option granted by this Agreement.

SECTION 8. Manner of Exercise.

(a) To exercise the Unit Option, the Officer (or in the case of exercise after the Officer's death or incapacity, the Officer's executor, administrator, heir or legatee, as the case may be) must deliver to the Partnership an executed stock option exercise agreement in such form as is approved by the Committee from time to time (the "Exercise Agreement"), which shall set forth, inter alia:

(i) the Officer's election to exercise the vested portion of the Unit Option;

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(ii) the number of shares of Restricted Units being purchased; and

(iii) any representations, warranties and agreements regarding the Officer's investment intent and access to information as may be required by the Partnership to comply with applicable securities laws.

(b) The entire exercise price of the Unit Option shall be payable in full at the time of exercise in cash by (i) certified or bank check or (ii) wire transfer of immediately available funds at the time the Unit Option is exercised.

(c) Prior to the issuance of Restricted Units upon the exercise of the Unit Option, the Officer must make arrangements satisfactory to the Partnership to pay or provide for any applicable federal, state and local withholding obligations of the Partnership. The Officer may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by tendering a cash payment or authorizing the Partnership to withhold such payment from compensation paid to the Officer.

(d) Provided that the Exercise Agreement and payment are in form and substance satisfactory to the Partnership, the Partnership shall cause to be issued the number of Restricted Units set forth in the Exercise Agreement registered in the name of the Officer or the Officer's legal representative, and shall deliver certificates representing the Common Units with the appropriate restrictive legends affixed thereto.

SECTION 9. Cash-out.

In the event of a Change in Control, the Committee may, in its discretion and upon at least ten (10) days' advance notice to the Officer, cancel the Unit Option and pay to the Officer the value of the Unit Option based upon the price per share of Common Units received or to be received by other holders of Common Units or other securities of the Partnership in the Change of Control event. Notwithstanding the foregoing, if at the time of a Change in Control the Exercise Price of the Unit Option equals or exceeds the price paid for a Common Unit in connection with the Change in Control, the Committee may cancel the Unit Option without the payment of consideration therefor.

SECTION 10. Registration of Common Units.

The Partnership shall register the Restricted Units with the SEC pursuant to a Form S-8 registration statement to be filed by the Partnership or an amendment to the current Form S-8 registration statement of the Partnership filed with the SEC if still deemed effective by the SEC. Until such time as (1) the Partnership determines whether its current Form S-8 is effective or (2) the Partnership files a Form S-8 registration statement with the SEC that has been declared effective, a legend may be placed on any certificate(s) or other document(s) delivered to the Officer indicating restrictions on transferability of the Restricted Units pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any applicable federal or state securities laws or any stock exchange on which the Common Units are listed or quoted.

SECTION 11. Copy of Plan.

By the execution of this Agreement, the Officer acknowledges receipt of a copy of the Plan. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

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 SECTION 12. Tax Liability and Withholding.

Notwithstanding any action the Partnership takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Officer's responsibility, and the Partnership (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Unit Option or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Unit Option to reduce or eliminate the Officer's liability for Tax-Related Items.

SECTION 13. Confidential Information.

The Officer understands and acknowledges that during the Employment Term he will have access to and learn about Confidential Information (as defined below).

(a) For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, operations, strategies, agreements, contracts, transactions, potential transactions, manuals, records, supplier information, vendor information, financial information, accounting information, accounting records, marketing information, pricing information, staffing and personnel information, employee lists, supplier lists, vendor lists, and security procedures of the Partnership, the Partnership Entities and their respective affiliates or any existing or prospective customer, supplier, investor or other associated third party, or of any other Person or entity that has entrusted information to the Partnership in confidence.

(b) The Officer understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable Person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Officer further understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Partnership as if the Partnership furnished the same Confidential Information to the Officer in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Officer; provided, that such disclosure is through no direct or indirect fault of the Officer or Person(s) acting on the Officer’s behalf.

(c) The Officer understands and acknowledges that the Partnership has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of propane storage and distribution, mid-stream services, and the storage and distribution of bulk liquids, including hazardous materials and petroleum products. The Officer understands and acknowledges that as a result of these efforts, the Partnership has created, and continues to use and create Confidential Information. This Confidential Information provides the Partnership with a competitive advantage over others in the marketplace.

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 (d) The Officer agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Partnership) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Partnership Entities and, in any event, not to anyone outside of the direct employ of the Partnership Entities except as required in the performance of the Officer’s authorized employment duties to the Partnership Entities (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of Partnership Entities, except as required in the performance of the Officer’s authorized employment duties to the Partnership Entities (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency; provided, that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Officer shall promptly provide written notice of any such order to the Chief Executive Officer of the General Partner [Board]. The Officer understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Officer first having access to such Confidential Information and shall continue during and after his employment by a Partnership Entity until such time as such Confidential Information has become public knowledge other than as a result of the Officer’s breach of this Agreement or breach by those acting in concert with the Officer or on the Officer’s behalf.

SECTION 14. Non-Competition and Non-Solicitation.

(a) In consideration of the Option, unless otherwise addressed pursuant to the terms and conditions of an employment agreement between the Officer and any Partnership Entity, the Officer agrees and covenants not to:

(i) contribute his or her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as any of the Partnership Entities for a period of three (3) years following the Officer’s termination of Continuous Service;

(ii) directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of one or more of the Partnership Entities for three (3) years following the Officer's termination of Continuous Service; or

(iii) directly or indirectly, solicit, contact (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the current, former or prospective customers of any of the Partnership Entities for purposes of offering or accepting goods or services similar to or competitive with those offered by any of the Partnership Entities for a period of three (3) years following the Officer's termination of Continuous Service.

(b) In the event of a breach or threatened breach of any of the covenants contained in subsection (a) above:

(i) notwithstanding any other provision of this Agreement, any unvested portion of the Unit Option shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement or the Plan; and

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(ii) the Officer hereby consents and agrees that the Partnership shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

SECTION 15. Compliance with Laws.

The exercise of the Unit Option and the issuance and transfer of Restricted Units shall be subject to compliance by the Partnership and the Officer with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Partnership's Common Units may be listed. No Restricted Units shall be issued pursuant to this Agreement unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Partnership and its legal counsel. The Officer understands that the Partnership is under no obligation to register the Restricted Units with the SEC, any state securities commission, or any stock exchange to effect such compliance.

SECTION 16. Notices.

Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Partnership or the Officer may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The Partnership and the Officer agree that any notices shall be given to the Partnership or to the Officer at the following addresses:

Partnership:	Central Energy GP LLC
Attn: Douglas W. Weir
4809 Cole Avenue, Suite 108
Dallas, Texas 75205
Phone: (214) 526-9700

Officer:	At the Officer’s current address as shown in the Partnership’s records.

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SECTION 17. Discretionary Nature of the Plan.

The Plan is discretionary and may be amended, cancelled or terminated by the Partnership at any time, in its discretion. The Unit Option does not create any contractual right or other right to receive any Common Units or other Awards in the future. Future awards, if any, will be at the sole discretion of the Partnership. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with any Partnership Entity.

SECTION 18. General Provisions.

(a) Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Officer and the Partnership. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b) Continuation of Service. This Agreement shall not be construed to confer upon the Officer any right to continue in the service of the Partnership Entities.

(c) Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Delaware, without giving effect to any conflict of laws provisions.

(d) Amendments. This Agreement may be amended only by a written agreement executed by the Partnership and the Officer, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change materially reduces the rights or benefits of the Officer with respect to the Restricted Units without his consent.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under the Officer.

(f) Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Officer or the Partnership to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Officer and the Partnership.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

(h) No Liability for Good Faith Determinations. Neither the Partnership Entities nor the members of the Committee or the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Units granted hereunder.

(i) No Guarantee of Interests. Neither the Board nor the Partnership Entities guarantee the Units from loss or depreciation.

(j) Insider Trading Policy. The terms of the Partnership’s Insider Trading Policy with respect to Common Units are incorporated herein by reference.

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(k) Acceptance. The Officer hereby acknowledges receipt of a copy of the Plan and this Agreement. The Officer has read and understands the terms and provisions thereof, and accepts the Restricted Units subject to the Unit Option and all of the terms and conditions of the Plan and this Agreement. The Officer acknowledges that there may be adverse tax consequences upon the exercise of the Unit Option to acquire the Restricted Units, and that the Officer has been advised to consult a tax advisor prior to such grant, vesting or disposition.

IN WITNESS WHEREOF, the Partnership has caused this Agreement to be executed by its officer thereunto duly authorized, and the Officer has set his hand as to the date and year first above written.

CENTRAL ENERGY GP LLC

By:
Name:

Title:

Officer

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